Exhibit 16.1

June 25, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read paragraphs (b), (c) and (d) of Item 4 included in the Form 8-K dated June 25, 2003 of Harken Energy Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST AND YOUNG LLP

cc:	Ms. Anna M. Williams

Vice President and Chief Financial Officer

Harken Energy Corporation